Exhibit 99.1

China Integrated Energy Updates Guidance for the Year 2011

XI'AN, China, July 27, 2011 /PRNewswire-Asia/ — China Integrated Energy, Inc. (OTC Pink: CBEH, "China Integrated Energy" or the "Company"), a leading non-state-owned integrated energy company in the People's Republic of China, today updated its guidance for the year ending December 31, 2011.

Jeff Chan, Chief Financial Officer of China Integrated Energy, said, "For financial year 2011, the Company's sales are currently expected to be $497 million and net income is expected to be $41 million. At the beginning of 2011, the Company provided guidance for sales of $588 million and net income of $72 million.

"We have revised guidance downward for the financial year 2011 due to several factors. In the first half of 2011, our biodiesel production facilities in Tongchuan were not producing at planned capacity due to government restrictions on chemical and oil production during the International Horticultural Exposition (the "Expo") in Xi'an, which began in April 2011 and is currently still underway. We were successful, however in our efforts to maintain limited hours of production each day as the local government authorities acknowledged that our production of biodiesel is safer and less pollutive than traditional oil refining. Normal production schedules will resume after the end of the Expo in November 2011.

"In addition, the newly acquired equipment for the Tongchuan Phase 2 plant is still undergoing testing. Production is scheduled to commence in the third quarter of 2011. Additionally, one of the production lines in the Chongqing plant was upgraded in the second quarter of 2011, which temporarily reduced our biodiesel production during that period.

"As previously announced, four gas station leases were cancelled by Shaanxi Highway Services Co., Ltd. as part of the government's effort to reduce the number of gas stations leased to third party operators. As a result, we have received a refund of about $3.9 million (approximately equivalent to RMB26 million) for the advance lease payment that was made at the time we began operating those gas stations.

"On July 8, 2011 and July 11, 2011, we received termination notices from Shaanxi Fangwei Road Gas Station and Lantian Gas Station for the gas stations leased by Xi'an Baorun at those locations. The termination of the operating lease for Lantian Gas Station is due to the expected demolition of this gas station in order to widen the road, a project undertaken by the local government. The termination of the Fangwei Road Gas Station lease results from the owner's decision to sell the gas station. According to the Gas Station Leasing and Operation Agreement dated May 28, 2009 entered into with the Shaanxi Fangwei Road Gas Station, we were given priority to acquire the gas station in the event of a sale by its owner. However, the price demanded by the owner was in the opinion of the Company unreasonably high and was outside the internal guidelines and policies we have in place with respect to acquisitions. The Company expects to receive a refund for the advance lease payments made amounting to approximately $10.9 million (approximately equivalent to RMB71 million).

"As a result of the termination of these leases, our retail gas station segment sales have been reduced.

"To date, we have not received the corporate income tax waiver for financial year 2011 from the Xi'an local tax bureau for our Xi'an Baorun subsidiary and, hence, we expect that Xi'an Baorun will be subject to corporate income tax at the rate of 15% since it has been certified as a High & New Technology Enterprise.

"Our expenses are also expected to increase due to the cost of the ongoing independent investigation.

"The revised guidance reflects the Company's current estimates based on the conditions and trends known to the Company as of the date of this release. Results are subject to change based upon further review by management and future changes in market and operating conditions."

About China Integrated Energy, Inc.

China Integrated Energy, Inc. is a leading non-state-owned integrated energy company in China engaged in three business segments: the production and sale of biodiesel, the wholesale distribution of finished oil and heavy oil products, and the operation of nine retail gas stations. The Company operates a 200,000-ton biodiesel production capacity within two plants located in Tongchuan, Shaanxi province, and one plant in Chongqing, China. The Company's distribution network covers 16 provinces and municipalities, and was established over the past 11 years to distribute heavy oil and finished oil, including gasoline, petro-diesel, and biodiesel. For additional information on the Company, please visit http://www.chinaintegratedenergy.com.

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Safe harbor statement

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "anticipates," "believes," "estimates," "expects," "future," "intends," "plans," "will," and similar statements. China Integrated Energy, Inc., may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q, and 8-K in its annual report to shareholders, filings on the OTC Disclosure & News Service, in news releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, risks outlined in the Company's filings with the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement, except as required under law.

For more information, please contact:

China Integrated Energy, Inc.
Roger Zheng
Investor Relations
Telephone:	+86 29 8320 4383
Email:	zx@cbeh.net.cn
Website:	www.chinaintegratedenergy.com

Christensen
Jenny Wu
Telephone:	+86 10 5826 4939
Email:	jwu@christensenIR.com

www.chinaintegratedenergy.com